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                           SOFTWARE LICENCE AGREEMENT


THIS AGREEMENT is made the 18th day of January, 2000;

B E T W E E N  :

1. WEB2U Limited a Company incorporated under the laws of United Kingdom having its registered office at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 1LR, England (which expression shall unless repugnant to the context or meaning thereof mean and include its successors and assigns ('WEB2U') of One part and

2. JadooNet.com Limited a company registered under the Companies Act, 1956 having its registered office is at Mathurdas Mill Compound Ground Floor SB Marg Lower Parel Bombay 400013 ('JADOO') of the Other part;

WHEREAS

(a) Subject to all the applicable corporate and statutory approvals, WEB2U agrees to grant a license to JADOO on an exclusive basis to sub license the software for use with the Product in the Territory subject to clause 3.2 herein below;

(b) WEB2U is a leading manufacture of software products set and as such owner of the intellectual property rights in respect thereof;


(c) The Parties have agreed to enter into the commitments of this Agreement and regulate their rights in the manner appearing below.

IT IS AGREED as follows :-

1. Interpretation

   1.1 "Intellectual Property Rights" (IPR'S) shall mean industrial and other rights in the Software including but not limited to copyright, confidential information, patents and the right to apply for patents, protected designs (whether registered or not) semi conductor and topography rights and technical know-how.

   1.2 "ISP Chip Set" shall mean the WEB2U propriety Internet Services Processor as described in the ISP Chip Set reference manual.

   1.3 Product" shall mean the WEB2U proprietary Internet Access Device incorporating the ISP Chip Set

   1.4 "Royalty" shall mean the Royalty provided for in clause 6.1 hereof

   1.5 "Software" shall mean WEB2U proprietary Internet Access Devise software including Browser, e-mail, printer driver, enhancements and operating system

   1.6 "Technical Information" shall mean technical knowledge and data specifications of the software and other information of a secret and confidential nature in existence at the date of this Agreement which are necessary to enable JADOO to use the software properly and efficiently


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   1.7 'Territory' means the territories of India Sri Lanka Bangladesh and Nepal and such other territories as may be agreed in writing by the parties from time to time

   1.8 "The Trust and Confidence Agreement" shall mean the trust and confidence agreement to be entered into by JADOO relevant contractors pursuant to clause
   3.5 hereinbelow and in the form set out in Schedule A hereto

   1.9 "Product Know-How Agreement" shall mean the Product Know-how Agreement of even date which grants JADOO the Know-how to manufacture the Product

2. Commencement Date and Term

   2.1 This agreement shall be effective only upon execution by the authorised representative of both Parties on the date first above shown ("Commencement Date").

   2.2. The term of this Agreement shall be for an initial period of five years from the Commencement Date and shall automatically renew for further periods of one year unless three months prior notice in writing of termination is given by either Party.

3. Grant of License

   3.1. Subject to all applicable corporate and statutory approvals, WEB2U hereby grants Jadoo an exclusive license to sub-license the software for use with the Product during the continuance of this Agreement in the Territory.

   3.2. For so long as JADOO shall demonstrate the ability to produce a minimum of [ ** ] units of the Product in the first two years of the Term the License shall remain exclusive in the Territory

         3.2.1 In the event of JADOO manifestly failing to demonstrate the ability to achieve production of [ ** ] units during the first two years of the Term or having failed to achieve production of [ ** ] units during the first two years of the Term the License shall at the option of WEB2U become non exclusive

         3.2.2 To maintain exclusivity in subsequent years of the Term JADOO will have to demonstrate the ability to produce [** ] units in each year of the Term

   3.3 Where JADOO has failed in any period to achieve the volumes to retain exclusivity set out in 3.2 above JADOO shall be given a six month cure period to remedy any shortfall

   3.4 Engagement by Jadoo of sub-contractors and agents who will have access to Technical Information shall be subject to the prior approval of WEB2U. Such approval shall not be unreasonably withheld provided the provisions of Clauses 1.8 and 3.5 herein are complied with.

   3.5 Jadoo shall ensure that all sub-contractors and agents who will have access to Technical Information shall enter into direct covenants of confidentiality with WEB2U in the form of the Confidentiality and Trust Agreement set out in Schedule A hereto.



** The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

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4. Improvements


   4.1. It is anticipated that WEB2U will continue to develop the software. Improvements arising from the developments carried on by WEB2U shall remain exclusive property of WEB2U.

   4.2. The Software shall be the most current version from time to time but shall not include features representing custom enhancements where such enhancements are proprietary to any specific WEB2U customer

5. Technical Support

   5.1 WEB2U shall provide technical support in relation to the Technical Information free of charge provided that JADOO shall treat such information as trade secrets and shall not disclose such information to any third party without any prior written consent of WEB2U or pursuant to the terms of clause 3.4 above.

   5.2 Upon WEB2U's request, JADOO, its employees, officers, directors, Contractors, Sub-Contractors, representatives or other agents who may have obtained the Technical Information in the course of their employment and/or business with JADOO shall return to WEB2U all of the Technical Information provided with all copies or duplicate documentation on the expiry or termination date of this Agreement.

6. Royalty

         JADOO shall pay to WEB2U royalty in respect of the Software in the following manner for each unit of the Product manufactured in the
         Territory:

         Up to first [ ** ] units of the Product   [ ** ] per unit

         Beyond [ ** ] units                       [ ** ] per unit


7. Interest

   7.1. All sums due from either of the Parties to the other which are not paid on the due date shall bear interest from day to day at the annual rate of 1.5% (one point five percent) over the current National Westminster Bank Plc daily base rate with a minimum of 7% (seven percent) per annum.

8. Approvals/Permissions

   It is understood and agreed between the Parties herein that all the payments including Royalty/License fee and other payments are subject to the applicable approvals/ permissions from concerned authorities including Reserve Bank of India.

9. Indemnities

   9.1. WEB2U shall indemnify and hold harmless JADOO against any claims costs and expenses that JADOO may incur in connection with any claim of infringement of any

** The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

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         third party IPR's caused by or arising out of the manufacture, importation, possession, sale or use of the Product and in respect of claims arising out of any defect in the Software. This indemnity shall include all costs and expenses of refuting defending or settling any claims as well as any damage or compensation ordered to any third party by any Court.

   9.2 JADOO shall similarly indemnify and hold harmless WEB2U against any claims costs and expenses that WEB2U may incur in connection with any claim of infringement of any third party IPR's caused by or arising out of negligence or misuse of the Software and/or the Product by JADOO or any person. This indemnity shall include all costs and expenses of refuting defending or settling any claims as well as any damage or compensation ordered to any third party by any Court.


10. Termination

   10.1. Notwithstanding the provisions of clause 2, either party may by notice in writing to the other terminate this Agreement immediately upon the happening of any one of the following events;

         10.1.1. If either party goes into liquidation either compulsorily or voluntarily or if a receiver or administrator is appointed in respect of the whole or any part of its assets or makes an assignment for the benefit or composition with its creditors generally or threatens to do these things or any judgment or administration order is made against it

         10.1.2. If JADOO attempts or purports to assign or transfer this Agreement without WEB2U's prior written consent.

         10.1.3. If either Party's ability to carry out its obligations hereunder is prevented or substantially interfered with for any reason whatsoever (whether or not within the control of that Party) including without limitation by reason of any regulation, law, decree or any act of state or other action of a government.

         10.1.4. If a party is in material breach of any obligation under this agreement (the defaulting party) and the other party (notifying party) gives written notice to the defaulting party identifying the breach and the defaulting party does not within 30 days of the date of such notice remedy the breach


11. Termination Consequences

         Upon expiry of the term and the termination under clause 9 herein of this agreement;

         (i) All licenses under this agreement, including the software license right to process technical information shall cease.

         (ii) JADOO shall immediately cease the use of all technical information, Software and IPR's granted to it under this agreement and immediately return and cause to return all technical data, information and other materials in respect thereof supplied by WEB2U to JADOO



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12. Limitation of Liabilities

    12.1 Force Majeure. Neither party shall be liable to the other for any delay, loss, damage or injury caused by acts of God, governmental order or regulation, restraining imposed by governmental action, national strikes, commotion, riots, war, war like situations, hostilities, governmental disposal, mobilisation, blockage, embargo, custody, revolution, fire, earthquake, tornado, explosion, storm, flood or for any other cause beyond its reasonable control (hereinafter referred to as Force Majeure).

    12.2 Notification of such delay, loss, damage or injury arising solely from circumstances attributable to the Force Majeure shall be given as soon as possible and followed in writing to the other party within seven days of the occurrence of such an event.


13  Severability
    If any section or subsection of this Agreement is found by competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14  No agency or Partnership.
    The Parties are not partners or joint venturers nor is one Party entitled to act as the agent of the other (unless specifically authorised in writing) nor shall either Party be liable in respect of any representation, act or omission of the other Party whatever nature.

15  No Modification.
    This Agreement may not be modified except by an instrument in writing signed by both of the Parties of their duly authorised representatives.

16  Survival of Terms.
    The warranties, indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of any accounting in respect of continuing fees and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.

17  Arbitration.
    Any question or difference which may arise concerning the construction meaning or effect of this agreement or concerning the rights and liabilities of the parties or any other matter arising out of or in connection with this agreement shall be referred to a single arbitrator in London to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that the matter be referred to arbitration in accordance with this clause such reference shall be to the to an arbitrator appointed by the President for the time being of the Law Society, London. The Arbitrator shall neither be an Indian or UK national. The decision of the arbitrator shall be binding upon the parties. Any reference under this clause shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996 (UK)




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18 Governing Law.

   18.1 This Agreement shall be governed in accordance with the laws of England and Wales.

   18.2 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in the Courts of England and Wales

19 Notices

   All notices given pursuant to this agreement shall be sent by confirmed facsimile transmission, prepaid registered mail or courier with signed receipt to the addresses setout below or to such other addresses as a party may from time to time notify the other in accordance with the provision of this clause.

                  FOR WEB2U
                  Mr. Darren Evans
                  Elder House, 526-528, Elder Gate
                  Milton Keynes, MK9 ILR
                  United Kingdom

                  with a copy to:
                  Mr. William D. Snowdon
                  Company Secretary
                  c/o Hugh James Ford Simey
                  Arlbee House, Grey Friars Road
                  Cardiff CF10 3QB
                  United Kingdom

                  FOR JADOO
                  Mr. Praween Napate
                  Mathurdas Mill Compound
                  Ground Floor,
                  SB Mary
                  Lower Parcel
                  Mumbai 400013

Signed ...............................AUTHORISED REPRESENTATIVE OF Web2u Limited
Signed ............................... AUTHORISED REPRESENTATIVE of JadooNet.com
Limited





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                                   SCHEDULE A


                         TRUST AND CONFIDENCE AGREEMENT


This Trust and Confidence Agreement is made the 18th day of January 2000


B E T W E E N  :

    WEB2U Limited whose registered office is at Elder House 526-528 Elder Gate, Milton Keynes, MK9 1LR, United Kingdom ("WEB2U")

    JadooNet.com Limited a company organised and existing under the laws of India, whose registered office is at Mathurdas Mill Compound Ground Floor SB Marg Lower Parel Bombay 4000013 ('the Recipient')

RECITALS

(a) WEB2U has developed a product for accessing the Internet incorporating its Proprietary Internet Services Processor, Chip Set, and Software ("the Product") and is the owner of confidential information relating to the Product and of intellectual property rights therein.

(b) To enable the Recipient to evaluate the Product with a view to taking a license to either :
      (i) component supply, or;
     (ii) manufacture, and/or;
    (iii) sell the same WEB2U is willing to disclose information relating to the Product to the Recipient under conditions of confidentiality.

OPERATIVE PROVISIONS

1. Interpretation
   1.1. For the purposes of this Agreement Proprietary Information means any and all information which is now or at any time hereafter in the possession of WEB2U and which relates to the Product, including without limitation data, know-how, formula, processes, designs, photographs, drawings, specifications, software programs and samples and any other material bearing or incorporating any information relating to the Product.

2. Undertakings of the Recipient
   2.1. In consideration of WEB2U disclosing informatio relating to the Product to the Recipient, the Recipient hereby undertakes :
         2.1.1. to use all Proprietary Information so disclosed exclusively for the purpose of evaluation or any license granted in respect of the Product, and;
         2.1.2. to maintain confidential all Proprietary Information that it may acquire in any manner; and it will accordingly not directly or indirectly use or disclose any of the Proprietary Information in whole or in part save for the purposes of and in accordance with this Agreement.

3. Exceptions
   3.1. The foregoing restrictions on the Recipient shall not apply to any Proprietary Information which :



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         3.1.1.   the Recipient can prove by documentary evidence produced to
                  WEB2U within 28 days of disclosure that such Proprietary Information was already in the possession of the Recipient and at its free disposal before the disclosure to the Recipient;

         3.1.2. is hereafter disclosed to the Recipien without any obligations of confidence by a third party who has not derived it directly or indirectly from WEB2U;

         3.1.3. is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the Recipient or the Recipient's agents or employees.

4. Inclusion
   4.1. Without prejudice to the generality of clause 3.1.3 information shall not be deemed to be generally available to the public by reason only that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two or more portions of the Proprietary Information shall not be deemed to be generally available to the public by reason only of each separation being so available.

5. Confidentiality measures
   5.1. To secure the confidentiality attaching to the Proprietary Information the Recipient shall :

         5.1.1. keep separate all Proprietary Information and all information generated by the Recipient based thereon from all documents and other records of the Recipient;

         5.1.2. keep all documents and other material bearing or incorporating any of the Proprietary Information at the usual place of business of the Recipient, namely

         5.1.3. not use, reproduce, transform, or stor any of the Proprietary Information in any externally accessible computer or electronic information retrieval system or transmit it in any form or by any means whatsoever outside of its usual place of business;

         5.1.4. allow access to the Proprietary Information exclusively to those employees of the Recipient who have reasonable need to see and use it for the purposes of its evaluation by the Recipient and shall inform each of the said employees of the confidential nature of the Proprietary Information and of the obligations on the Recipient in respect thereof;

         5.1.5. wherever reasonably practicable obtain a written statement from each of its employees having access to the Proprietary Information undertaking to maintain the same confidential and shall take such steps as may be reasonably desirable to enforce such obligations.

         5.1.6. make copies of the Proprietary Information only to the extent that the same is strictly required for the purposes of any license granted to the Recipient;

         5.1.7. on request of WEB2U made at any time shall deliver up to WEB2U all documents and other material in the possession, custody or control of the Recipient that bear or incorporate any part of the Proprietary Information.

6. Governing Law
   6.1 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in England and Wales



SIGNED            /s/ William D. Snowdon
                  .........................
                  WEB2U  LIMITED

SIGNED            [illegible signature]
                  .........................
                  JadooNet.com Limited